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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made and entered into as of the 31st day of October, 2000 (the "Effective Date"), by and between Gabriel Communications, Inc., a Delaware corporation (the "Company"), and Charles S. Houser ("Employee").

         WHEREAS, prior to the date hereof, Employee has been employed by, and has served as the chief executive officer and chairman of the board of directors of State Communications, Inc., a Delaware corporation ("TriVergent"), pursuant to an Employment Agreement dated September 21, 1999 by and between Employee and TriVergent Communications, Inc., a South Carolina corporation and wholly owned subsidiary of TriVergent (the "TriVergent Employment Agreement");

         WHEREAS, as of the date hereof and pursuant to an Agreement and Plan of Merger dated as of June 9, 2000 by and among TriVergent, the Company and Triangle Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Triangle"), TriVergent has merged with and into Triangle (the "Merger");

         WHEREAS, Employee desires to be employed by the Company, and the Company desires to employ Employee, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the compensation and other benefits of Employee's employment by the Company and the recitals, mutual covenants and agreements hereinafter set forth, Employee and the Company agree as follows:

         1. Termination of TriVergent Employment Agreement. Employee hereby acknowledges and agrees that the rights and obligations of the parties under the TriVergent Employment Agreement shall cease and be terminated and be superseded and replaced by the provisions of this Agreement.

         2. Employment Services.

            (a) During the Employment Period (as defined below), the Company agrees to employ Employee, and Employee agrees to serve the Company, in the capacity of Vice Chairman of the Board of Directors of the Company (the "Board"). From the date of this Agreement until December 31, 2000, Employee will devote approximately 20 hours per week to the performance of the responsibilities prescribed in paragraph (b) below. From January 1, 2001 until the termination of this Agreement, Employee will devote at least four (4) days per month to the performance of such responsibilities. Notwithstanding the foregoing, however, without the consent of Employee, Employee may not be required to regularly perform his duties at any location that is more than twenty-five (25) miles from the Greenville, South Carolina, metropolitan area or Magnolia Springs, Alabama, however Employee may perform his duties, at his sole option, at either the Greenville or Magnolia Springs office.



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            (b) During the Employment Period, Employee will perform the responsibilities of:

                (1) assisting the Chief Executive Officer of the Company to assess, make recommendations as to and implement plans designed to achieve the successful integration of the business, operations and personnel of TriVergent with the Company;

                (2) subject to the authority and the sole discretion of the Board, serving as a member of one or more of the Committees of the Board, including the Executive Committee and Compensation Committee of the Board;

                (3) assisting with the evaluation, planning and execution of possible strategic acquisitions;

                (4) assisting with the search for and selection of a senior executive for the Company's Southeast region and other senior executives of the Company; and

                (5) such other responsibilities as prescribed by the Company's By-Laws, as amended from time to time, or as assigned by the Board or requested by the Chief Executive Officer of the Company.

            (c) Employee shall not, during the Employment Period, become or serve as a director, officer, employee or member of, nor become a beneficial owner of the stock or options to acquire stock totaling more that five percent (5%) of the outstanding shares of, any entity conducting a business in substantial competition with the Company's business.

         3. Term of Employment. The term of this Employment Agreement (the "Employment Period") shall be the twenty-four month (24) period from the date hereof to and including October 31, 2002 (the "Initial Period"), and shall thereafter continue from year to year (each an "Annual Extension"), unless sooner terminated as provided in the second sentence of this Section 3 or in
Section 5 hereof. Unless sooner terminated as provided in Section 5 hereof, the Employment Period may be terminated by either the Company or Employee, at the end of the Initial Period or an Annual Extension, if a written notice of nonrenewal is delivered to the other party at least six (6) months prior to the end of such Initial Period or Annual Extension, as the case may be.

         4. Compensation and Benefits.

            (a) Annual Base Salary. During the Employment Period, the Company shall pay Employee as compensation for his services an annual base salary in an amount determined by the Compensation Committee of the Board. Such annual base salary shall be at the annual rate of not less than One Hundred Thousand Dollars ($100,000). Employee's annual base salary rate shall be reviewed at least annually for increase in the discretion of the Compensation Committee of the Board; Employee's annual base salary rate shall not be subject to decrease at any time

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during the Employment Period. Employee's base salary shall be payable in accordance with the Company's usual practices.

            (b) One-Time Bonus. For the year ending December 31, 2000 only, Employee shall receive a one-time bonus in the amount of Eighty Three Thousand Three Hundred and Thirty Three Dollars ($83,333).

            (c) Benefits. During the Employment Period, Employee shall also (i) be eligible to participate in all benefit programs from time to time maintained by the Company for the benefit of its most senior executives including without limitation, its group medical, dental and term life insurance coverages, 401 (k) Plan and the Company's 1998 Stock Incentive Plan ("Stock Plan"), in each case on and subject to the terms and conditions of each of such programs as such programs apply to the Company's most senior executives, (ii) be provided and required to maintain an office and such limited staff in Greenville, South Carolina, (initially, Mrs. Jo Ann Langston) as is deemed necessary by Employee and approved by the Executive Committee of the Board, and (iii) be reimbursed by the Company for customary business and travel expenses, including periodic travel between any of St. Louis, Missouri, Greenville, South Carolina, and Magnolia Springs, Alabama utilizing, at Employee's sole option, either Employee's private plane or a commercial air carrier.

         5. Termination of Employment. Prior to the expiration of the Employment Period, this Agreement and Employee's employment may be terminated as follows:

            (a) Automatically upon Employee's death.

            (b) By the Company, upon thirty (30) day's prior written notice to Employee, in the event the Board believes that Employee, by reason of physical or mental illness, is unable to perform a material portion of the services required of Employee hereunder for a continuous one-hundred thirty-five (135) day period; in the event of a disagreement concerning the existence of any such disability (in which event any such termination shall not become effective until such disagreement shall have been resolved), the matter shall be resolved by a disinterested licensed physician chosen by the Company (such physician to be located within 50 miles of Employee's principal residence) and otherwise reasonably satisfactory to the Employee or his legal representative.

            (c) By the Company, for "Good Cause." "Good Cause" shall mean:

                (1) The willful and continued failure of Employee to substantially perform material duties assigned to Employee in accordance with Section 2(b) hereof (other than any such failure resulting from incapacity due to physical or mental illness) as determined by the Board of Directors;

                (2) A material breach of Section 2(c) of this Agreement by Employee; or

                (3) Employee's commission of fraud or willful conduct which significantly harms the Company or its subsidiaries or which significantly impairs Employee's


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ability to perform his duties.

For purposes of this definition, no act, or failure to act, shall be deemed "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

Unless the Employee has been convicted of a felony, no termination for Good Cause shall take effect unless the following provisions of this paragraph shall have been complied with. The Board shall give the Employee written notice of its intention to terminate him for Good Cause, such notice (i) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Good Cause is based and (ii) to be given within four months of the Board learning of such circumstances. The Employee shall have twenty days, after receiving such special notice, to cure such grounds, to the extent such cure is possible. If he fails to cure such grounds to the Board's satisfaction, the Employee shall then be entitled to a hearing by the Board or a committee thereof, during which he may, at his election, be represented by counsel. Such hearing shall be held within thirty days of his receiving such special notice, provided he requests a hearing within fifteen days of receiving the notice. If the Board gives written notice to the Employee within five days following such hearing confirming that, in the good faith judgment of a majority of the Board, Good Cause for terminating him on the basis set forth in the original notice exists, he shall thereupon be terminated for Good Cause.

            (d) By the Company, without Good Cause, upon seven (7) days prior written notice to Employee. A termination without Good Cause shall be deemed to exist upon any termination of Employee by the Company other than as set forth in Sections 5(a), (b), (c) or (f) or upon delivery by the Company of a notice of non-extension pursuant to Section 3.

            (e) By Employee, immediately upon his determination that "Good Reason" for termination exists. "Good Reason" shall be deemed to exist if:

                (1) Employee's titles, duties, compensation, benefits, authorities or responsibilities are materially reduced or modified without Employee's consent, in his sole discretion, from those specified herein; or

                (2) A change in the location at which Employee will be required to regularly perform his duties to any location that is more than twenty-five (25) miles from the Greenville, South Carolina, metropolitan area.

            (f) By the Company, upon a Change of Control (as defined in the Stock Plan).

            (g) By Employee, upon seven (60) days prior written notice to the Company, for serious personal reasons that Employee believes makes it inadvisable for him to continue to perform his services hereunder.


         6. Effect of Termination of Employment. Upon termination of Employee's employment and this Agreement, the rights and obligations of the parties pursuant to Sections 7


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through 15 and Section 17 shall be unaffected, but all other rights and obligations of the parties hereunder shall cease, except:

            (a) If this Agreement is terminated pursuant to Section 5(a) or (b), Employee (or his estate) shall receive his annual base salary and benefits (as applicable) for the remainder of the calendar month in which such termination occurs and for a period of twelve (12) calendar months thereafter (according to the same payroll practices in effect at the time of termination). In addition, Employee (or his estate) shall receive a lump sum payment, within ten days of any such termination, equal to the maximum bonus for which Employee was eligible in the year in which such termination occurs. Notwithstanding the terms of the Stock Plan and the Gabriel/TriVergent Employee Incentive Plan ("TriVergent Plan") and any awards granted to Employee thereunder, all such awards outstanding immediately prior to such termination shall immediately become exercisable.

            (b) If this Agreement is terminated pursuant to Section 5(c) or 5(g), Employee shall receive his annual base salary and benefits (including his vested awards under the Stock Plan and the TriVergent Plan) accrued through the date of such termination of employment. Any unvested awards under the terms of the Stock Plan and the TriVergent Plan shall be forfeited.

            (c) If this Agreement is terminated pursuant to Section 5(d), Employee shall receive on his normal pay dates his annual base salary for the remainder of the calendar year in which such termination occurs and benefits (as applicable) for the remainder of the Initial Period or the applicable Annual Extension, as the case may be. In addition, Employee shall receive on his normal pay dates payment equal to his then current annual base salary for the twenty-four (24) month period beginning with the calendar year following the calendar year in which such termination occurs. Notwithstanding the terms of the Stock Plan and the TriVergent Plan and any awards granted to Employee thereunder, all such awards outstanding immediately prior to such termination shall immediately become exercisable.

            (d) If this Agreement is terminated pursuant to Section 5(e), Employee shall receive his annual base salary and benefits (as applicable) for a period of twelve (12) calendar months after the date such termination occurs. Any unvested Awards under the terms of the Stock Plan and the TriVergent Plan shall be forfeited.

            (e) If this Agreement is terminated pursuant to Section 5(f), Employee shall receive his annual base salary for the remainder of the calendar year in which such termination occurs and benefits (as applicable) for the remainder of the Initial Period or the applicable Annual Extension, as the case may be. In addition, Employee shall receive a lump sum payment equal to two times his then current annual base salary. Notwithstanding the terms of the Stock Plan and the TriVergent Plan and any awards granted to Employee thereunder, all such awards outstanding immediately prior to such termination shall immediately become exercisable.

            (f) All shares of stock, options and warrants held by Employee at the time of termination shall remain subject to the terms of the Stock Plan, the TriVergent Plan and



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and the agreements pursuant to which they were issued; provided, however, all
Non-Qualified options that are vested and exercisable at the time of termination may be exercised for up to the earlier of (i) two years after termination if at the time of termination the Company is a reporting company under Section 12 or Section 15 of the Securities Exchange Act of 1934, as amended (a "public company"), or (ii) two years after the Company becomes a public company.

         7. Provisions Relating to Taxation of Payments.

            (a) Gross-up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such payment or distribution.

            (b) Determination of Gross-Up. Subject to the provisions of paragraph (c) of this Section 7, all determinations required to be made under this Section 7, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an accounting firm satisfactory to the Company and Employee ("Accounting Firm"). The Accounting Firm shall make such determination and provide detailed supporting calculations to both the Company and Employee within fifteen (15) business days after it is requested to do so. The initial Gross-Up Payment, if any, as determined pursuant to this paragraph (b) of this Section 7, shall be paid to Employee within five (5) business days after the Company's receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that he has legal authority satisfying the criteria set forth in Treasury Regulation
Section 1.6661-3 or similar successor provisions not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Employee.

            (c) Dispute of Tax Claim. Employee shall notify the Company in writing of any proposed assessment or proposed adjustment by the Internal Revenue Service ("IRS") pursuant to an audit of Employee's federal income tax return or otherwise, that, if successful, would require the payment by the Company of a Gross-Up Payment (hereinafter referred to as a "Claim"). Such notice shall be given as soon as practicable but no later than ten (10) business days after the earlier of (i) the receipt by Employee of a written notice of proposed adjustment from the IRS or (ii) the receipt by Employee of a statutory notice of deficiency. Such notice by Employee to the Company shall include
(i) notice of the amount of the proposed assessment or proposed adjustment which relates to the Claim and the taxable year or years in which the Claim arises, (ii) the general nature of the Claim and (iii) all relevant written reports of


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the examining agent relating to the Claim. Within thirty (30) days of (i) the receipt by Employee of a final assessment or (ii) the execution by Employee and the IRS of a closing agreement, with respect to any tax year of Employee in which a Claim has been raised, pursuant to which Employee is required to pay any amount with respect to the Claim, Employee shall provide the Company and the Accounting Firm with a copy of such assessment or agreement, together with supporting documents sufficient to determine the amount of such tax liability that was attributable to the Claim. The Accounting Firm shall determine the amount Gross-Up Payment under this Agreement due to such tax liability and the Company will make such Gross-Up Payment to Employee within five (5) business days after its receipt of such determination.

            8. Withholding. All compensation paid to Employee shall be subject to customary withholding taxes and other employment taxes as required with respect thereto.

            9. Non-Waiver of Rights. The failure of either party to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

            10. Severability and Interpretation. In the event of a conflict between the terms of this Agreement and any of the definitions or provisions in the Stock Plan, the TriVergent Plan, or other agreement relating to the awarding or exercising of options, the terms of this Agreement shall prevail. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

            11. Entire Agreement. This Agreement represents the entire and integrated Employment Agreement between Employee and the Company and supersedes all prior negotiations, representations and agreements, either written or oral, with respect thereto.

            12. Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as set forth in this Section 12 or to such other address as may hereafter be notified by such party to the other party. Notices and communications shall be effective at the time they are given in the foregoing manner (provided that notice by mail shall be deemed given three business days after posting).


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            If to Employee:

            Charles S. Houser
            101 River Route
            11866 Magnolia Street
            Magnolia Springs, AL 36555


            If to the Company:

            Gabriel Communications, Inc.
            16090 Swingley Ridge Road, Suite 500
            Chesterfield, MO  63017
            Attn:  Secretary

            13. Amendments and Waivers. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

            14. Assignments. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company. Being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Employee.

            15. Choice of Forum and Governing Law. The parties agree that: (i) any litigation involving any noncompliance with or breach of this Agreement, or regarding the interpretation, validity and/or enforceability of this Agreement, shall be filed and conducted in the state or federal courts in St. Louis County, Missouri; and (ii) this Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

            16. Headings. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

            17. Indemnification. To the fullest extent permitted by the indemnification provisions of the Certificate of Incorporation and By-laws of the Company in effect as of the date of this Agreement and the indemnification provisions of the corporation statute of the jurisdiction of the Company's incorporation in effect from time to time (collectively, the "Indemnification Provisions"), and in each case subject to the conditions thereof, the Company shall (i) indemnify the Employee, as a director and officer of the Company or a subsidiary of the Company or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if the Employee shall be serving in such capacity at the Company's written request, as a director or officer of any other corporation (other than a subsidiary of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against all liabilities and reasonable expenses that may be incurred by the Employee in any threatened, pending, or completed action, suit or proceeding, whether civil,



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criminal, administrative or investigative, and whether formal or informal, because the Employee is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan, and against which the Employee may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses as they are incurred by the Employee in the defense of any proceeding to which the Employee is a party because the Employee is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan. The rights of the Employee under the Indemnification Provisions shall survive the termination of the employment of the Employee by the Company.



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                               /s/ CHARLES S. HOUSER
                               -------------------------------------------
                               Charles S. Houser



                               GABRIEL COMMUNICATIONS, INC.


                               By:
                                   ---------------------------------------
                               Name:  David L. Solomon
                               Title: Chairman and Chief Executive Officer

                               TRIVERGENT COMMUNICATIONS, INC.


                               By:
                                   ---------------------------------------
                               Name:  David L. Solomon
                               Title: Chairman and Chief Executive Officer


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